 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2018

NUVASIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7475 Lusk Boulevard, San Diego, California 92121
(Address of principal executive offices) (Zip Code)

(858) 909-1800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On January 3, 2019, NuVasive, Inc. (the “Company”) issued a press release (the “Organizational Press Release”) announcing updates to its organizational structure and leadership team.  The Organizational Press Release included changes in management roles and responsibilities under the leadership of J. Christopher Barry, who joined the Company as Chief Executive Officer on November 5, 2018.  A copy of the Organizational Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Under the new organizational structure, the Company eliminated the positions of Executive Vice President, People and Culture, and Executive Vice President, Global Process Transformation, which positions had been held by Peter Leddy, Ph.D. and Stephen Rozow, respectively.  Each of Dr. Leddy and Mr. Rozow ceased to be officers and employees of the Company as of December 31, 2018, and each entered into a separation agreement and general release with the Company with respect thereto.  Dr. Leddy and Mr. Rozow also entered into general consulting and services agreements with the Company pursuant to which they agreed to assist with the transition of their responsibilities. In addition, each entered into an amendment to his existing Propriety Information, Inventions Assignment and Restrictive Covenant Agreement with the Company (each, an “Amended PIIA”), which provides that certain restrictive covenants, including non-competition and non-solicitation restrictions, shall continue for a period of two years following termination of their respective consulting engagements.

Additional changes to management roles and responsibilities are disclosed in Item 8.01 of this Current Report on Form 8-K.

(e)  On December 29, 2018, Dr. Leddy and the Company entered into a separation agreement and general release (the “Separation Agreement”).  In accordance with the terms of the Separation Agreement, Dr. Leddy will be eligible to receive, in exchange for a general release of claims against the Company, benefits under the Company’s executive severance plan, which provides for the payment of (i) 12 months of annual base salary, (ii) an annual performance bonus for the year ended December 31, 2018, payable in March 2019 at the lesser of target or actual performance, (iii) an amount equal to the after-tax cost of health benefits for a period of 12 months, and (iv) outplacement services.  In addition, Dr. Leddy’s outstanding long-term incentive awards that had not vested as of December 31, 2018 were modified, such that any and all service vesting conditions for such awards were waived; provided, however, that such awards shall remain subject to and conditioned on satisfaction of any and all applicable performance conditions and such modification shall not shorten any performance period applicable to such awards or accelerate the settlement date of any such awards prior to the end of the performance period.  On December 29, 2018, Dr. Leddy and the Company also entered into a general consulting and services agreement (the “Consulting Agreement”).  Pursuant to the Consulting Agreement, Dr. Leddy has agreed to provide consulting services to the Company from December 31, 2018 through December 31, 2019, to assist with the transition of his current responsibilities, for which he will receive monthly compensation of $20,000.

The foregoing information is a summary of select terms from the agreements entered into with Dr. Leddy, is not complete, and is qualified in its entirety by reference to the full text of the agreements.  Dr. Leddy’s Separation Agreement, Consulting Agreement, and Amended PIIA are attached as Exhibit 99.2, Exhibit 99.3 and Exhibit 99.4, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01Other Events.

In the Organizational Press Release, the Company also announced that Lucas Vitale, the Company’s Vice President, Human Resources, was promoted to the position of Chief Human Resources Officer.  In this role, Mr. Vitale will serve as an executive officer of the Company with leadership responsibilities for the Company’s human resources function.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
99.1	Press release issued by NuVasive, Inc. on January 3, 2019
99.2	Separation Agreement and General Release dated December 29, 2018 between the Company and Pete Leddy
99.3	General Consulting and Services Agreement dated December 29, 2018 between the Company and Pete Leddy
99.4	Amendment No. 1 to Propriety Information, Inventions Assignment and Restrictive Covenant Agreement dated December 29, 2018 between the Company and Pete Leddy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.

Date: January 3, 2019	/s/ Rajesh Asarpota
Rajesh Asarpota
Executive Vice President and Chief Financial Officer